Exhibit (2)(a)

                     AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 7, 1995, by and among NBD Bancorp, Inc., a Delaware corporation ("Bancorp"), NBD Illinois, Inc., a Delaware corporation ("Bancorp Subsidiary"), and Deerbank Corporation, a Delaware corporation (the "Company").


                                 WITNESSETH:

      WHEREAS, Bancorp Subsidiary is a wholly-owned subsidiary of Bancorp, and Bancorp and the Company desire that the Company be merged into Bancorp Subsidiary in accordance with the applicable laws, rules and regulations of the State of Delaware and in accordance with an Agreement and Plan of Merger (the "Merger Agreement") substantially on the terms and in the form attached hereto as Exhibit A (the merger provided for therein being herein called the "Merger"); and

      WHEREAS, in consideration of the execution of this Agreement by Bancorp, Company is granting to Bancorp an option to acquire up to 270,000 shares of the authorized but unissued Company Common Stock on the terms and in the form attached hereto as Exhibit B (the "Option Agreement").

      NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained, the parties do represent, warrant, covenant and agree as follows:


                                  ARTICLE I

                                 THE MERGER

      1.1 Merger Agreement. The Boards of Directors of Bancorp Subsidiary and the Company have adopted resolutions approving and adopting the Merger Agreement, and Bancorp, Bancorp Subsidiary, and the Company shall execute and deliver the Merger Agreement.

      1.2 The Closing. The Merger shall be consummated, subject to the terms and conditions of this Agreement and the Merger Agreement, as promptly as possible after a closing (the "Closing") to be held at such place and on such date and time as the parties may agree upon (the "Closing Date"), which shall be as soon as practicable after the last to occur of the following events: (i) the receipt by Bancorp and the Company of the opinions of legal counsel contemplated by Section 4.2 hereof; (ii) the receipt of the consent of all government regulatory authorities whose consent is a legally requisite condition to the consummation of the Merger and the expiration of all statutory waiting periods; and (iii) the requisite approval of the Merger Agreement by the shareholders of the Company. The parties shall cooperate in seeking and obtaining all such opinions, consents and approvals.

      1.3 Effective Date of Merger. The Merger shall be consummated upon the date specified therefor in a Certificate of Merger filed by Bancorp Subsidiary as the surviving corporation in the form and manner required by the General Corporation Law of the State of Delaware (the "Delaware Act"), which shall be done as soon as practicable following the Closing. The close of business on the date specified in such Certificate of Merger is herein referred to as the "Effective Date of Merger".

      1.4 Merger of Association and Bank. The Company owns all of the issued and outstanding shares of Deerfield Federal Savings and Loan Association, a federally chartered savings and loan association ("Association"). Bancorp and the Company agree and acknowledge that, contemporaneous with or as soon as practicable following the Effective Date of Merger, Association shall be merged with and into NBD Bank, an Illinois state bank and a wholly owned subsidiary of Bancorp Subsidiary ("Bank"), in a transaction that satisfies the requirements of Section 5(d)(3) of the Federal Deposit Insurance Act, pursuant to an agreement the form of which is attached hereto as Exhibit C.

                                  ARTICLE II

                   BANCORP'S REPRESENTATIONS AND WARRANTIES

      Bancorp and Bancorp Subsidiary represent and warrant to the Company as follows (the word "material" meaning material to Bancorp and its subsidiaries taken as a whole):

      2.1 Corporate Standing of Bancorp. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary and has the corporate power to carry on its business as and where conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated thereby, subject to having obtained all requisite shareholder and regulatory approvals contemplated by this Agreement.

      2.2 Corporate Standing of Bancorp Subsidiary. Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a registered bank holding company under the BHCA, is authorized to transact business as a foreign corporation under the laws of the State of Illinois and has the corporate power to carry on its business as and where conducted.

      2.3 Authorization. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancorp and by Bancorp Subsidiary have been duly authorized and approved by all necessary corporate action, and this Agreement is, and the Merger Agreement when adopted by Bancorp as the sole shareholder of Bancorp Subsidiary will be, legally binding on and enforceable against Bancorp and Bancorp Subsidiary in accordance with their terms. The execution and delivery of this Agreement and the Merger Agreement do not, and the consummation of the Merger will not, violate the provisions of Bancorp's or Bancorp Subsidiary's respective Certificates of Incorporation, as amended, or By-Laws, as amended. The consummation of the Merger will not result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture or other instrument to which Bancorp, Bancorp Subsidiary or their assets may be bound and which would have a material adverse effect on the business, operations or prospects of Bancorp.

      Other than in connection or in compliance with the provisions of the Delaware Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, consents, authorizations, approvals or exemptions from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") or the regulatory authorities of the States of Illinois and Michigan, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Bancorp and Bancorp Subsidiary of the transactions contemplated by this Agreement and the Merger Agreement.

      2.4 Capital Stock. The authorized capital stock of Bancorp consists of 500,000,000 shares of Common Stock, $1.00 par value; 460,000 shares of Preferred Stock, $1.00 par value; and 10,000,000 shares of Preferred Stock, without par value. As of December 27, 1994, 155,908,672 shares of Bancorp Common Stock were issued and outstanding, fully paid and nonassessable; and no shares of Bancorp Preferred Stock were issued and outstanding.

      2.5 Financial Statements. Bancorp has delivered or will deliver to the Company copies of the following financial statements:

            (i) The consolidated balance sheet of Bancorp and its subsidiaries as of December 31, 1993, and the consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1993, as certified by Deloitte & Touche, independent auditors;

            (ii) Each of its unaudited quarterly financial statements prepared from December 31, 1993, until the date of this Agreement;

            (iii) Promptly after the publication or submission thereof, each audited consolidated balance sheet and related consolidated statements of income, shareholders' equity and cash flows, unaudited quarterly financial statement, and financial report or statement filed with the Securities and Exchange Commission ("SEC") or filed with or submitted to any other regulatory authority after the date of this Agreement until the Effective Date of Merger.

      Such financial statements have been or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, and present or will present fairly the consolidated financial position of Bancorp and its subsidiaries at the dates shown and the consolidated results of their operations and changes in financial position for the periods covered.

      2.6 Absence of Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the financial position, business or prospects of Bancorp.

      2.7 Absence of Litigation. There is no action, suit, proceeding, claim or investigation of any kind or nature pending or, to the knowledge of Bancorp, threatened against Bancorp or any of its subsidiaries, or the assets or business of Bancorp or any of its subsidiaries which could reasonably be expected to have a material adverse effect on Bancorp's consolidated business, condition or prospects, or challenging or seeking to enjoin or prohibit the transactions contemplated by this Agreement. Neither the Bancorp nor any of its subsidiaries is subject to, or in default with respect to, nor are any of their assets subject to, any outstanding judgment, order, injunction or decree or any other requirement of any court or of any governmental agency which would have a material adverse effect on Bancorp's consolidated financial condition, properties, assets, liabilities, operations or business.

      2.8 Conduct of Business. Bancorp and each of its subsidiaries has conducted business and used its property substantially in compliance with all federal, state, and local laws, ordinances and regulations, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, consumer protection, occupational safety, environmental, fair employment practices and fair labor standards, violation of which would have a material adverse effect on Bancorp's consolidated business or condition.

      2.9 Bancorp Common Stock. The shares of Bancorp Common Stock to be issued in accordance with the Merger Agreement have been duly authorized and, when issued as contemplated thereby, will be duly and validly issued and outstanding, fully paid and nonassessable shares of Bancorp Common Stock free and clear of all claims, liens, encumbrances and security interests and of any preemptive or other similar rights, and prior to the Closing shall have been listed on the New York Stock Exchange, subject to official notice of issuance. The shares of Bancorp Common Stock to be issued in accordance with the Merger Agreement may be authorized but unissued shares or treasury shares; provided that Bancorp may not purchase any shares of Bancorp Common Stock in the five trading day period prior to the ten trading days ending on the fifth trading day prior to the Effective Date of Merger; and provided further that repurchases of Common Stock by Bancorp shall comply with the rules and regulations of the SEC, the New York Stock Exchange and all regulatory authorities.

      2.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of Bancorp as of December 31, 1993, and the notes thereto, and to be reflected or reserved against in the most recent quarterly unaudited consolidated balance sheet of Bancorp prior to the Closing, Bancorp had or will have, as of the date of such balance sheets, no material liabilities or obligations of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise), required to be reflected in its balance sheet, or the notes thereto, prepared in accordance with GAAP or which would have a materially adverse effect on the consolidated financial position of Bancorp. Bancorp further represents and warrants that it does not know or have reason to believe that there is or will be any basis for assertion against it or any of its subsidiaries of any liability or obligation of any nature or any amount not fully reflected or reserved against in the consolidated financial statements as of said dates or as of such subsequent dates and for such subsequent periods as reflected in subsequent financial statements which would have a material adverse effect on the consolidated financial position of Bancorp.

      2.11 Absence of Defaults under Contracts. To the best knowledge of Bancorp, there is not, under any material contract or agreement to which Bancorp or its subsidiaries is a party, any existing default by Bancorp or its subsidiaries which could have a material adverse effect on the financial position, business or prospects of Bancorp. No default or breach of contract will occur by virtue of the Merger under any material contract or agreement to which Bancorp or its subsidiaries is a party and no material contract rights of Bancorp or its subsidiaries under any existing contracts or agreements to which Bancorp or its subsidiaries is a party will be extinguished or impaired by virtue of the Merger.

      2.12 Filings. Bancorp has filed in a timely manner and will continue to file in a timely manner all required filings with the SEC, including all Form 10-K and 10-Q Reports, and with all other regulatory bodies where such filings are required; and, to the best knowledge of Bancorp, all such filings were complete and accurate in all material respects as of the dates of the filings, and there were no material misstatements or omissions therein. Except for normal examinations conducted by the Internal Revenue Service or various regulatory authorities in the regular course of the business of the Bancorp and its subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceedings or, to the best knowledge of Bancorp, investigation into the business or operations of the Bancorp and its subsidiaries within the past five years which would have a material adverse effect on the consolidated financial condition of Bancorp. To Bancorp's knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or any regulatory authority or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any filings with any regulatory authority there has been no material change in Bancorp's condition, financial or otherwise, such that had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

      2.13 Registration Statement, Etc. None of the information to be supplied by Bancorp for inclusion, or incorporated by reference, in (i) the Registration Statement to be filed by Bancorp with the SEC (the "Registration Statement") to register the Bancorp Common Stock to be issued in the Merger,
(ii) the Proxy Statement-Prospectus to be mailed to the shareholders of the Company in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger (the "Proxy Statement"), or (iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed, and in the case of the Registration Statement when it becomes effective, and with respect to the Proxy Statement when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such Shareholders' Meeting. All documents which Bancorp is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      2.14 Employee Benefit Plans. All of the employee benefit plans of Bancorp or its subsidiaries are in substantial compliance with any and all federal and state laws and regulations in effect at the date hereof covering employee benefit plans and there are no unfunded liabilities relating to any of such plans.

      2.15 Community Reinvestment Act. None of Bancorp's banking subsidiaries has received a rating from its principal banking regulator which is less than "satisfactory" in its most recent examination under the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, nor does Bancorp have any reason to believe that any such banking subsidiary will receive a rating which will be less than "satisfactory" in its next regulatory examination.

      2.16 Advice of Changes. Between the date hereof and the Effective Date of Merger, Bancorp shall promptly advise the Company in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue.

      2.17 Approvals. Bancorp knows of no reason why all regulatory approvals necessary to permit it to consummate the transactions contemplated hereby in the manner provided herein should not be obtained or why the opinion letter referred to in Section 7.2 hereof cannot be obtained.

      2.18 Tax and Regulatory Matters. Neither the Bancorp nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby and by the Merger Agreement from qualifying as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, or (ii) materially impede or delay receipt of the approvals referred to in Section 6.3.

                                 ARTICLE III

                 THE COMPANY'S REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to Bancorp and Bancorp Subsidiary as follows (the word "material" meaning material to the Company and its subsidiaries taken as a whole):

      3.1 Corporate Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a registered savings and loan holding company under the Savings and Loan Holding Company Act, is duly qualified to do business as a foreign corporation in the State of Illinois, and has the corporate power to carry on its business as and where conducted, to own, lease and operate its properties, to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated thereby, subject to having obtained all requisite shareholder and regulatory approvals contemplated by this Agreement.

      3.2 Capital Stock. The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, $.01 par value, of which, as of December 31, 1994, 2,557,160 shares of Common Stock were issued and outstanding, fully paid and nonassessable, 155,560 shares of Company Common Stock are reserved for issuance under outstanding stock options, and 25,000 shares of Company Common Stock are held in its treasury; and 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. Except as disclosed in Schedule 3.2 hereto, there are no other outstanding subscriptions, options, warrants, agreements, understandings or arrangements to which the Company is a party or by which it is or may become bound relating to its authorized or issued capital stock, or pursuant to which the Company may be obligated to issue additional shares of capital stock.

      3.3 Subsidiaries. The Company owns free and clear of all liens, claims, charges or encumbrances of any sort whatsoever all of the issued and outstanding capital stock of Association and the Association's operating subsidiaries listed in Schedule 3.3 hereto (collectively with Association, the "Subsidiaries"), which are the only entities in which the Company has a direct or indirect ownership interest, except for the shares of stock of the Federal Home Loan Bank of Chicago which the Association is required to hold. The Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and have the corporate power to carry on their business as and where conducted. The Subsidiaries are not and may not be obligated to issue any shares of their capital stock, or any option, warrant or right to purchase any such shares. The Company holds no interest in any partnership or joint venture of any kind, except as disclosed in Schedule 3.3 hereto. The deposits of Association are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). Association is a member of the Federal Home Loan Bank of Chicago, and has purchased all stock and paid all memberships and other fees required as a result thereof. Association is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended.

      3.4 Authorization. The execution, delivery and performance of this Agreement and the Merger Agreement by the Company have been duly authorized and approved by all necessary corporate action and each of the Agreements are legally binding on and enforceable against the Company in accordance with their terms, subject to the adoption of the Merger Agreement by the shareholders of the Company. The only shareholder vote required for the Company to carry out its obligations hereunder is the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. The execution and delivery of the Agreements do not, and the consummation of the Merger will not, violate the Company's Certificate of Incorporation, as amended, or Bylaws, as amended. The consummation of the Merger will not result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture or other instrument applicable to the Company or Subsidiaries or the assets thereof.

      Other than in connection or in compliance with the provisions of the Delaware Act, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, consents, authorizations, approvals or exemptions required by the Federal Reserve Board, the OTS, the FDIC and regulatory authorities of the States of Michigan and Illinois, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the Merger Agreement.

      3.5 Financial Statements. The Company has delivered or will deliver to Bancorp copies of the following financial statements:

            (i) The consolidated balance sheet of the Company and Subsidiary as at September 30, 1994, and the consolidated statements of income, changes in capital accounts and cash flows for the three years ended September 30, 1994, as certified by Ernst & Young, independent auditors;

            (ii) Each financial report or statement submitted to regulatory authorities since September 30, 1994, until the date of this Agreement; and

            (iii) Promptly after the publication or submission thereof, each audited consolidated balance sheet and related consolidated statements of income, shareholders' equity and cash flows, unaudited quarterly financial statement, and financial report or statement filed with the SEC or filed with or submitted to any regulatory authorities after the date of this Agreement until the Effective Date of Merger.

      Such financial statements have been or will be prepared in accordance with GAAP, and present or will present fairly the consolidated financial position of the Company and the Subsidiaries at the dates shown and the results of their operations and changes in financial position for the periods covered. Neither the Company nor the Subsidiaries have changed their independent auditing firm since September 30, 1994, or changed in any material respect the manner in which they have reported their financial condition and results of operations and changes in financial position, or revalued any of its assets, other than as required by GAAP or applicable regulatory accounting principles.

      3.6 Absence of Material Adverse Change. Since September 30, 1994, there has not been any material adverse change in the financial position, business or prospects of the Company.

      3.7 Absence of Litigation. There is no action, suit, proceeding, claim or investigation of any kind or nature pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries or the assets or business of any of them which could reasonably be expected to have a material adverse effect on the Company's consolidated business, condition or prospects or challenging or seeking to enjoin or prohibit the transactions contemplated by this Agreement.

      3.8 Conduct of Business. The Company and the Subsidiaries have conducted their business and used their property substantially in compliance with all federal, state, and local laws, ordinances and regulations, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, consumer protection, occupational safety, environmental, fair employment practices and fair labor standards, violation of which would have a material adverse effect on the Company's consolidated business, condition or prospects.

      Neither the Company nor any of the Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government or regulatory authority or the staffs thereof (i) asserting that either the Company or the Subsidiaries are not in substantial compliance with any of the statutes, regulations or ordinances that such agency, department or regulatory authority enforces, or of its internal policies and procedures, except with respect to matters which (A) are set forth in any writing previously furnished to Bancorp and (B) could not reasonably be expected to have a material adverse effect on the business, condition or prospects of the Company, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the business, condition or prospects of the Company, including, without limitation, Association's status as an insured depository institution under the Federal Deposit Insurance Act, (iii) requiring or threatening to require either the Company or any Subsidiary or indicating that either the Company or such Subsidiary is or may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of either the Company or such Subsidiary, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect. Neither the Company nor Association is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

      3.9 Tax Returns. Neither the Company nor any of the Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed, and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities; such audits have been completed and settled for all periods ended through September 30, 1984 for federal tax returns and through September 30, 1991 for state tax returns. There is no deficiency or refund litigation or matter in controversy with respect to the tax returns of the Company or the Subsidiaries. Neither the Company nor any of the Subsidiaries has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect. The provisions made for taxes, if any, on the consolidated balance sheet of the Company and the Subsidiaries as of the most recent quarterly consolidated balance sheet of the Company prior to the Closing are sufficient for the payment of all federal, state, county and local taxes of the Company and the Subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through the date of such balance sheet.

      3.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of the Company as of September 30, 1994, and the notes thereto, and to be reflected or reserved against in the most recent quarterly unaudited consolidated balance sheet of the Company prior to the Closing, the Company had or will have, as of the dates of such balance sheets, no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature required to be reflected in its consolidated balance sheet, or the notes thereto, prepared in accordance with GAAP or which would have a materially adverse effect on the consolidated financial position of the Company. The Company further represents and warrants that it does not know or have reason to believe that there is or will be any basis for assertion against it or any of its Subsidiaries of any liability or obligation of any nature or any amount not fully reflected or reserved against in the consolidated financial statements as of said dates or as of such subsequent dates and for such subsequent periods as reflected in subsequent financial statements which would have a material adverse effect on the consolidated financial position of the Company.

      3.11 Title to Properties. The Company and the Subsidiaries have good and sufficient title to all their material properties and assets, real and personal, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of the Company as of September 30, 1994, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of the Company as of September 30, 1994, and the notes thereto, except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of the Company and the Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company, and except also for such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair business operations or the marketability of the properties. Any material leases pursuant to which the Company or the Subsidiaries, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor does any of such leases contain a prohibition against assignment by the Company or the Subsidiaries or any other provision which would preclude Bancorp or any of its subsidiaries from occupying and using the leased premises for the same purposes and upon the same rental and other terms as are applicable to the occupation and use by the Company or the Subsidiaries.

      3.12 Absence of Defaults under Contracts. To the best knowledge of the Company, there is not, under any material contract or agreement to which the Company or the Subsidiaries is a party, any existing default by the Company or the Subsidiaries which could have a material adverse effect on the financial position, business or prospects of the Company or the Subsidiaries. Except as disclosed in Schedule 3.12, no default or breach of contract will occur by virtue of the Merger under any material contract or agreement to which the Company or the Subsidiaries is a party and no material contract rights of the Company or the Subsidiaries under any existing contracts or agreements to which the Company or the Subsidiaries is a party will be extinguished or impaired by virtue of the Merger.

      3.13 Licenses, Permits, Etc. The Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of their businesses the lack of which would have a material adverse effect on such conduct; neither the Company nor any of the Subsidiaries has been charged with, or to the best of its knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation which, if determined adversely, would have a material adverse effect on the Company's consolidated business, condition or prospects; and, to the best knowledge of the Company, neither the Company nor any of the Subsidiaries is the subject of any pending or threatened proceeding by any regulatory authority having jurisdiction over the business, properties or operations of either the Company or the Subsidiaries.

      3.14 Certain Employment Obligations. All material obligations of the Company and the Subsidiaries, whether arising by operation of law, contract or custom, for payments to trusts or other funds or to any governmental agency or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for vacation or holiday pay, bonuses and other forms of compensation which are payable to its directors, officers, employees or agents, have been paid when due. Except as disclosed in Schedule 3.14 hereto, there are no material contracts, understandings or arrangements between the Company or the Subsidiaries and any director, officer or employee of either of them. Except as disclosed in Schedule 3.14 hereto, neither the Company nor either of the Subsidiaries has any material written or oral bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, severance, hospitalization, insurance or other plan providing employee benefits or any employment, agency, consulting or similar contract, not in the ordinary course of business.

      3.15 Employee Benefit Plans. The Company has provided to Bancorp copies of all of the Company's and the Subsidiaries' pension, profit sharing, health, accident, welfare, life insurance and other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. All of such plans are in substantial compliance with any and all federal and state laws and regulations thereunder in effect at the date hereof covering employee benefit plans and there are no unfunded liabilities relating to any of such plans.

      3.16 Filings. The Company and the Subsidiaries have filed in a timely manner and will continue to file in a timely manner all required filings with the SEC, including all Form 10-K and 10-Q Reports, and with all other regulatory bodies where such filings are required; and, to the best knowledge of the Company, all such filings were complete and accurate in all material respects as of the dates of the filings, and there were no material misstatements or omissions therein. Except for normal examinations conducted by the Internal Revenue Service or various regulatory authorities in the regular course of the business of the Company and its Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceedings or, to the best knowledge of Company, investigation into the business or operations of the Company and its Subsidiaries within the past five years which would have material adverse effect on the consolidated financial condition of the Company. To the Company's knowledge, there is no unresolved violation, criticism or exception of a material nature by the SEC or any regulatory authority or other agency, commission or entity with respect to any report or statement referred to herein. Since the date of any filings with any regulatory authority there has been no material change in the Company's condition, financial or otherwise, such that had such change occurred prior to any such filing, such change would have been required to be disclosed or described therein.

      3.17 Broker's and Finder's Fees. Except as disclosed in Schedule 3.17 hereto, no agent, broker, investment banker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

      3.18 Registration Statement, Etc. None of the information supplied or to be supplied by the Company for inclusion, or incorporated by reference, in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed, and in the case of the Registration Statement when it becomes effective, and with respect to the Proxy Statement when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents which the Company is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

      3.19 Tax and Regulatory Matters. Neither the Company nor any of the Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby and by the Merger Agreement from qualifying as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, or
(ii) materially impede or delay receipt of the approvals referred to in
Section 6.3.

      3.20  Environmental Matters.

      (a) For purposes of this Section 3.20 the following terms shall have the following respective meanings:

           (i) "Environmental Law(s)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

           (ii) "Hazardous Material(s)" means any material or substance: (1) which is a "hazardous substance," "pollutant," or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 USC 9601 et seq.) as amended and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

           (iii) "Properties" means (1) the real estate owned or leased by the Company and the Subsidiaries and used as a banking related facility; (2) other real estate owned ("OREO") by the Company or the Subsidiaries as defined by the Office of the Comptroller of the Currency at 12 CFR Part 34 Subpart E or as defined by any other federal or state financial institution regulatory agency with regulatory authority for the Company or the Subsidiaries; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or the Subsidiaries; (4) real estate that is held in trust for others by the Subsidiaries of the Company; and (5) real estate owned or leased by a partnership or joint venture in which the Company or a Subsidiary has an ownership interest.

      (b) Except as disclosed in Schedule 3.20, to the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, there are no present or past conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a material adverse effect on the Company's consolidated business, financial condition or prospects.

      (c) The Company and the Subsidiaries are in substantial compliance with all applicable Environmental Laws. Neither the Company nor the Subsidiaries have received notice of, nor to the best of their knowledge are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties, which have or may have a material adverse effect on the Company's consolidated business, financial condition or prospects.

      (d) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, no Properties are currently undergoing remediation or clean-up of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a material adverse effect on the Company's consolidated business, financial condition or prospects.

      (e) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, the Company and the Subsidiaries have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferrable, to the extent permitted by law, to Bancorp.

      3.21 Community Reinvestment Act. Association has not received a rating from the OTS which is less than "satisfactory" in its most recent examination under the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, nor does the Company have any reason to believe that Association will receive a rating which will be less than "satisfactory" in its next regulatory examination.

      3.22 Advice of Changes. Between the date hereof and the Effective Date of Merger, the Company shall promptly advise Bancorp in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein materially untrue.

      3.23 Approvals. The Company knows of no reason why all regulatory approvals necessary to permit it to consummate the transactions contemplated hereby in the manner provided herein should not be obtained or why the opinion letter referred to in Section 6.2 hereof cannot be obtained.

                                  ARTICLE IV

                       CERTAIN COVENANTS OF THE COMPANY

      The Company covenants with Bancorp as follows:

      4.1 Conduct of Business. Until the Effective Date of Merger, the Company and each of the Subsidiaries will each conduct its affairs in the ordinary course of business consistent with past and current practice, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and to retain the services of its key officers or employees. Neither the Company nor any of the Subsidiaries shall, without the prior written consent of Bancorp, (i) enter into any employment, severance or other personnel contract or plan with any director, officer or employee, except for approval of renewal of existing agreements and payment of bonuses in the normal course of business and consistent with past practice, (ii) except for shares issued pursuant to the options disclosed pursuant to Section 3.2, issue any capital stock or any security convertible into capital stock, or grant any option, warrant or other rights to acquire capital stock, effect any stock split, adjustment or recapitalization, or otherwise alter its capital structure, (iii) propose or adopt any amendment to its articles of incorporation, association or other charter document, (iv) purchase, redeem, retire or otherwise acquire or dispose of any shares of its capital stock, (v) take any action which would cause any significant decrease in the book value of the shares of its capital stock or which would have a material adverse affect on its financial condition, subject to the right of the Company and the Subsidiaries to value assets in accordance with applicable legal and accounting requirements, (vi) enter into any contract or arrangement other than in the ordinary course of business, (vii) make or commit to make any capital expenditure in an amount exceeding $100,000, (viii) purchase any investment securities for portfolio other than U.S. Treasury or Agency Securities (which shall not be deemed to include any mortgage derivative, mortgage pool or mortgage backed securities) with remaining maturities of two
(2) years or less; (ix) record any fifteen (15) and thirty (30) year fixed rate first mortgage loans into Association's loan portfolio other than such loans which are intended and qualified for sale to investors in the secondary markets; (x) declare or pay a dividend on Company's capital stock other than regular quarterly cash dividends upon Company Common Stock at the rate of fifteen cents (15(cent)) per share; or (xi) take any action that would adversely affect or delay the ability of Bancorp or the Company to obtain the approvals referred to in Section 6.3 or to perform any of the covenants and agreements under this Agreement, or which would make any of the representations and warranties made in this Agreement untrue or incorrect in any material respect.

      4.2 Tax Matters. The Company will seek to obtain an opinion of legal counsel acceptable in form and content to Bancorp and the Company, substantially to the effect that:

           (i) The merger of the Company with and into Bancorp Subsidiary will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Bancorp Subsidiary and Bancorp will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

           (ii) The basis of the assets of the Company to be received by Bancorp Subsidiary will be the same as the basis of those assets in the hands of the Company immediately prior to the Merger.

           (iii) The holding period of the assets of the Company to be received by Bancorp Subsidiary will include the holding period of those assets in the hands of the Company immediately prior to the Merger.

           (iv) No gain or loss will be recognized by Bancorp Subsidiary and Bancorp upon receipt of the assets of the Company by Bancorp Subsidiary in exchange for the consideration provided for in the Merger Agreement and the assumption by Bancorp Subsidiary of the liabilities of the Company.

           (v) Bancorp Subsidiary will succeed to and take into account the items of the Company described in Section 381(c) of the Code and Bancorp Subsidiary will be the "acquiring corporation" within the meaning of
      Section 1.381(a)-1(b)(2) of the regulations promulgated by the Department of Treasury ("Treasury Regulations"). These items will be taken into account by Bancorp Subsidiary subject to the conditions and limitations specified in Sections 381, 382(b) and 383 of the Code and the Treasury Regulations thereunder.

           (vi) No gain or loss will be recognized by the Company upon the transfer of its assets to Bancorp Subsidiary in exchange for the consideration provided for in the Merger Agreement and the assumption by Bancorp Subsidiary of the liabilities of the Company.

           (vii) No gain or loss will be recognized by the shareholders of the Company who receive shares of Bancorp Common Stock in exchange for all of their shares of Company Common Stock, except to the extent of any cash received in lieu of a fractional share of Bancorp Common Stock.

           (viii) The basis of Bancorp Common Stock to be received by shareholders of the Company will, in each instance, be the same as the basis of the shares of the Company Common Stock surrendered in exchange therefor.

           (ix) The holding period of the Bancorp Common Stock received by shareholders of the Company will, in each instance, include the holding period of the shares of the Company Common Stock surrendered in exchange therefor, provided that the Company Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of the Company on the Effective Date of Merger.

           (x) The payments of cash in lieu of fractional share interests of Bancorp Common Stock will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

      4.3 Agreements of Affiliates. As soon as practicable after this Agreement is submitted to a vote of the stockholders of the Company (and in any event at least 10 days prior to the Closing), the Company shall deliver to Bancorp a letter identifying all persons whom the Company believes to be, at such time, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Bancorp as soon as practicable thereafter (and in any event no later than 10 days prior to the Closing) a written agreement in a form set forth as Exhibit D providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of the Company held by such person or any shares of stock of Bancorp to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. Prior to the Effective Date of Merger, the Company shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 4.3.

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

      5.1 Bancorp's Registration Statement. Bancorp agrees to prepare and file as soon as is reasonably practicable with the SEC under the Securities Act, the Registration Statement and the related Proxy Statement included as a part thereof covering the issuance by Bancorp of the shares of its Common Stock contemplated by the Merger Agreement. The Company and Subsidiary shall promptly provide Bancorp all information as Bancorp may reasonably request in connection therewith.

      5.2 Investigation. Bancorp and Company agree that each may conduct a thorough due diligence investigation of the other party within 45 business days after the date of execution of this Agreement unless such period is extended by written agreement of the parties. In the event either party learns of any information or matters during such investigation that such party believes may constitute or reveal a material breach of the other party's representations, warranties, covenants or agreements contained herein, such party shall provide the other party with a written notice within 15 business days after completion of its due diligence investigation contemplated by this
Section 5.2 specifying the information or matters learned and the basis upon which they may constitute or reveal a material breach of the other party's representations, warranties, covenants or agreements. No breach of representation, warranty, covenant or agreement that is learned by a party pursuant to its investigation of the other party contemplated by this Section
5.2 shall constitute a material breach of representation, warranty, covenant or agreement by the other party under any provision of or for any purpose under this Agreement and the information or matters underlying such breach shall be deemed to have been fully disclosed in such other party's disclosure pursuant to this Agreement, unless the party learning of such breach provides the other party with a written notice relating thereto delivered within the time period provided in the immediately preceding sentence and such party exercises its right to terminate this Agreement on the basis thereof in accordance with Section 8.1(ii). Each party agrees to treat as strictly confidential during and after the investigation contemplated by this Section
5.2 and agrees not to divulge to any other person, natural or corporate (other than essential employees and agents of such party) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the other party which it may come to know or which may come into its possession during the course of such investigation and, if the transactions contemplated hereby are not consummated for any reason, each party agrees promptly to return to the other party all written material furnished in connection with such investigation. Notwithstanding the foregoing, all information of one party to this Agreement, as well as any information reasonably derived from such information, which is provided to the other party to this Agreement as of or prior to the date of this Agreement, shall modify the providing party's representations, warranties, covenants and obligations and shall not constitute a breach or default of any of the providing party's representations, warranties, covenants and obligations under this Agreement. In this regard, the parties hereby agree that the information provided pursuant to the previous sentence by Bancorp to Company consists of the financial statements described in Section 2.5 of this Agreement, and the information provided by Company to Bancorp consists of the items disclosed in the Schedules hereto, including
Schedule 5.2.

      5.3 Press Releases. The Company and Bancorp shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

      5.4 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable. Bancorp and the Company will use their best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Merger Agreement as soon as reasonably practicable.

      5.5 Indemnification. Bancorp agrees that all provisions for indemnification now existing in favor of the employees, agents, directors or officers of the Company and the Subsidiaries as provided in their respective certificate or articles of incorporation or other charter document or by-laws shall survive the Merger and shall continue in full force and effect for a period of two years with respect to acts or omissions occurring prior to the Effective Date of Merger. Any liability insurance, self insurance plan or combination thereof maintained by Bancorp for the benefit of its directors, officers and employees shall be equally applicable to the directors, officers and employees and to the former directors, officers and employees of Company or Association for purposes of the indemnification provided for hereunder. In the event of any claim or litigation giving rise to such indemnification, Bancorp will provide the indemnified party with reasonable access to and the right to copy all documents and other information relating to the subject matter of the litigation and will reasonably cooperate in the defense of such litigation. An employee, agent, director or officer of the Company or Subsidiary seeking indemnification pursuant to the provisions of the Company's or Subsidiary's certificate or articles of incorporation or by-laws shall be entitled to have the resolution of any dispute regarding the right to and the extent of the indemnification, including without limitation the right to the advancement of or the reimbursement of legal fees and expenses related to such claim or litigation, resolved by an arbitrator selected by Bancorp and the indemnified party in accordance with the rules of the American Arbitration Association.

      5.6 Stock Options. With respect to officers and employees holding options of the Company who shall remain in the employ of Bancorp or an affiliate subsequent to the Merger, each option to purchase Common Stock of the Company which is outstanding immediately prior to the Merger shall be converted into and represent an option to purchase shares of Bancorp Common Stock in an amount and at an exercise price determined as provided below:

      (1) The number of shares of Bancorp Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and
             (ii) a fraction the numerator of which shall be equal to $45.00 and the denominator of which shall be equal to the average closing price per share of Bancorp Common Stock as reported on the New York Stock Exchange Composite Tape for the ten trading days ending on the fifth trading day prior to the Effective Date of the Merger (the "Exchange Ratio", which shall be rounded to the nearest thousandth of a share); and

        (2) The exercise price per share of Bancorp Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio.

With respect to directors of the Company as well as officers and employees holding options of the Company whose service shall terminate in connection with the Merger, each option to purchase Common Stock of the Company which is outstanding immediately prior to the Merger shall be converted into a number of shares of Bancorp Common Stock equal to a fraction, the numerator of which shall be equal to $45.00 less the exercise price of the option and the denominator of which shall be equal to the average closing price per share of Bancorp Common Stock as reported on the New York Stock Exchange Composite Tape for ten trading days ending on the fifth trading day prior to the Effective Date of the Merger.

      5.7 Employment Agreements, Severance and Benefit Plans. Bancorp agrees to honor existing employment and special termination agreements between the Company and Association and certain officers as described in Schedule 3.14 (collectively, the "Employment Agreements"). Each employee of the Company or Association (other than employees who are subject to the Employment Agreements) who is terminated from employment, other than for cause, following the Effective Date of Merger will be provided salary continuation payments for such period (the "Salary Continuation Period") and under the terms and conditions of Association's Employee Severance Compensation Plan as in effect on the date of this Agreement, a copy of which has been previously provided to Bancorp. For purposes of determining entitlement to benefits under such policy, each such terminated employee will be credited for periods of full-time service with the Company or Association prior to the Effective Date of Merger. During the Salary Continuation Period, such employees will continue to participate in Bancorp's employee medical coverage for a period of six months following termination.

      Bancorp maintains a 401(k) plan (the "NBD Savings and Investment Plan") and a flexible benefits program (the "NBD New Benefit Directions program"), collectively referred to herein as the "NBD Plans". As soon as practicable following the Effective Date of Merger, the Company and Association's 401(k) plan shall be merged with and into the NBD Savings and Investment Plan. All eligible employees of the Company or Association shall participate in the NBD New Benefit Directions program as soon as is practicable following the Effective Date of Merger. No Company or Association employee presently participating in Company or Association's medical plan will be precluded from participating in medical plans under the NBD New Benefit Directions program on account of a pre-existing medical condition. For purposes of determining eligibility to participate and vesting rights under the NBD Plans, all of an employee's service with the Company or Association shall be counted as credited service. Nothing herein shall obligate Bancorp to provide benefits which are duplicative of benefits provided under any plan of the Company or Association which is continued for any period after the Effective Date of Merger, nor to prohibit Bancorp from subsequently amending or terminating any benefit plan or program. This Agreement shall not confer upon any Company or Association employee any rights or remedies and shall not constitute an offer or contract of employment with Bancorp or any Bancorp subsidiary.

      Bancorp and Bancorp Subsidiary agree to assume the unfunded liabilities of the Company and Association related to their directors' deferred compensation plans and to pay out to such directors the amounts deferred under such plan in accordance with the terms of such plans; provided that no additional fees earned by such directors after the Effective Date of Merger (as advisory directors or otherwise) may be deferred under such plans.

      5.8 ESOP. Notwithstanding the provisions of Section 5.7, on or as soon as practicable after the Effective Date of Merger, the Association Employee Stock Ownership Plan and Trust (the "ESOP") shall be terminated, all accrued benefits shall be fully vested and nonforfeitable (which benefits shall become fully vested and nonforfeitable as of the Effective Date of Merger), and distribution thereof shall be made to the accounts of those Association employees who are participants and beneficiaries and such other participants and beneficiaries, if any (such Association employees and participants and beneficiaries hereafter, the "ESOP Participants"), pursuant to the terms of the ESOP. From and after the date of this Agreement to the Effective Date of Merger, in anticipation of such termination and distribution, Bancorp, Company, Association, and their respective representatives shall use their best efforts, and after the Effective Date of Merger, Bancorp and its representatives shall use their best efforts, to cause Association and its subsidiary to amend the ESOP and take other necessary and appropriate action to apply the Bancorp Common Stock acquired by the ESOP with respect to any outstanding securities acquisition loan to repay the outstanding securities acquisition loan, to allocate the amount of such Bancorp Common Stock in excess of the balance of such loan to the accounts of ESOP Participants in proportion to their account balances in accordance with the terms of the ESOP, to distribute such accounts as described above, and to maintain the status of the ESOP as a plan qualified under Section 401(a) and 4975 of the Code. In the event that Bancorp, Company and/or Association reasonably determines that the ESOP cannot be so amended or the amounts held thereby so applied, allocated and distributed without causing the ESOP to lose its qualified status, Bancorp, Company and/or Association shall take such action as they may determine with respect to the liquidation of the ESOP, provided that the assets of the ESOP shall be held or paid for the benefit of the ESOP Participants, and provided, further, in no event shall Bancorp cause any portion of the amounts held in the ESOP to revert, directly or indirectly, to Bancorp or any affiliate thereof.

                                  ARTICLE VI

                     CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF BANCORP AND BANCORP SUBSIDIARY

      All obligations of Bancorp and Bancorp Subsidiary under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of Bancorp), prior to or at the Closing, of each of the following conditions:

      6.1 Renewal of Representations and Warranties, Etc. The Company's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing, and shall then be true in all material respects; the Company shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Company, prior to or at the Closing; and Bancorp shall have been furnished with a certificate of the Chief Executive Officer and the Secretary of the Company, dated the Closing Date, certifying in such detail as Bancorp may reasonably request to the fulfillment, to the best of the knowledge of such officers, of the foregoing conditions.

      6.2 Opinion of Legal Counsel. The Company shall have delivered to Bancorp an opinion, dated the Closing Date, satisfactory to counsel for Bancorp, of Muldoon, Murphy & Faucette, counsel for the Company, to the effect that:

           (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on its business as described in the Proxy Statement.

           (ii) The Association is a corporation duly organized, validly existing and in good standing under the laws of the United States and has corporate power to carry on its business as described in the Proxy Statement; and the Company directly or indirectly owns all of the outstanding capital stock of the Association.

           (iii) Each of the Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has corporate power to carry on its business as described in the Proxy Statement; and the Company directly or indirectly owns all of the outstanding capital stock of each of the Subsidiaries.

           (iv) The execution, delivery and performance of this Agreement and the Merger Agreement and the consummation of the Merger as provided in the Merger Agreement by the Company have been duly authorized and approved by all requisite action of the Company's Board of Directors and its shareholders; this Agreement and the Merger Agreement have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, receivership, conservatorship or other laws affecting the enforcement of creditors' rights generally or the rights of creditors of holding companies for insured depository institutions, the accounts of which are insured by the FDIC, and to general principles of equity; and, to the best knowledge of such counsel after due inquiry, the consummation by the Company of the transactions contemplated by this Agreement and the Merger Agreement will not result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture or other instrument applicable to the Company or the Subsidiaries and which would be material to the Company and the Subsidiaries taken as a whole.

           (v) All other actions and proceedings required by law or this Agreement and the Merger Agreement to be taken by the Company at or prior to the Closing in connection with this Agreement and the Merger Agreement and the transactions provided for thereby, have been duly and validly taken.

           (vi) All such approvals, consents, authorizations or modifications as may, to the best knowledge of such counsel, be required to permit the performance by the Company of its obligations under this Agreement and the Merger Agreement and consummation of the transactions herein contemplated have been obtained (whether from governmental authorities or other persons).

           (vii) To the best knowledge of such counsel, such counsel does not know, except as set forth in the opinion, of any litigation, proceeding or governmental investigation pending or in prospect or threatened against or relating to the Company or the Subsidiaries or its or their respective properties or businesses, or the transactions contemplated by this Agreement, which will result in any material liability to the Company and the Subsidiaries taken as a whole.

      Such opinion shall also cover such other matters incident to the transactions herein contemplated as Bancorp and its counsel may reasonably request. In rendering its opinion, counsel for the Company may rely on certificates of officers of the Company or the Subsidiaries, opinions of other counsel and such other evidence as such counsel for the Company may deem necessary or desirable.

      6.3 Required Approvals. Bancorp shall have received (i) all such approvals, consents, authorizations and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by the Company, Bancorp and Bancorp Subsidiary of their obligations under this Agreement and the Merger Agreement and consummation of the transactions herein contemplated, without any conditions which in the reasonable opinion of Bancorp or the Company are materially adverse, and such approvals shall not have been withdrawn or stayed, and all statutory waiting periods shall have expired; and (ii) evidence of the requisite approval of the shareholders of the Company of the Merger Agreement and the consummation of the transactions herein contemplated.

      6.4 Tax Matters. The Company shall have received a favorable opinion of legal counsel acceptable in form and content to Bancorp and to the Company as to the matters described in Section 4.2.

      6.5 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

      6.6 Order, Decree, Etc. Neither Bancorp nor Bancorp Subsidiary shall be subject to any order or decree of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

      6.7 Listing. The shares of Bancorp Common Stock to be delivered to the shareholders of the Company pursuant to the Merger Agreement shall have been listed, subject to official notice of issuance, on the New York Stock Exchange.


                                 ARTICLE VII

              CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

      All obligations of the Company under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of the Company), prior to or at the Closing, of each of the following conditions:

      7.1 Renewal of Representations and Warranties, Etc. Bancorp's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing, and shall then be true in all material respects; Bancorp shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Bancorp prior to or at the Closing; and the Company shall have been furnished with a certificate of appropriate officers of Bancorp, dated the Closing Date, certifying in such detail as the Company may reasonably request to the fulfillment, to the best of the knowledge of such officers, of the foregoing conditions.

      7.2 Opinion of Legal Counsel. Bancorp shall have delivered to the Company an opinion, dated the Closing Date, satisfactory to counsel for the Company, of counsel for Bancorp (which may be its in-house counsel) to the effect that:

           (i) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on its business as and where conducted.

           (ii) Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to transact business as a foreign corporation in the State of Illinois and has corporate power to carry on its business as and where conducted.

           (iii) The execution, delivery and performance of this Agreement and the Merger Agreement, and the issuance of shares of Bancorp Common Stock pursuant to the Merger Agreement, have been duly authorized and approved by all requisite action of the Board of Directors of Bancorp; the execution, delivery and performance of this Agreement and the Merger Agreement, and the consummation of the Merger as provided in the Merger Agreement, by Bancorp Subsidiary have been duly authorized by all requisite action of Bancorp Subsidiary's Board of Directors and its sole shareholder; and this Agreement has been duly executed and delivered by Bancorp and Bancorp Subsidiary, and the Merger Agreement has been duly executed and delivered by Bancorp (as a parent party corporation and not as a constituent corporation) and by Bancorp Subsidiary, and both this Agreement and the Merger Agreement constitute the legal, valid, and binding obligations of Bancorp and Bancorp Subsidiary, enforceable against them in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, receivership, conservatorship or other laws affecting the enforcement of creditors' rights generally or the rights of creditors of holding companies for depository institutions, the accounts of which are insured by the FDIC, and to general principles of equity.

           (iv) All other actions and proceedings required by law or this Agreement to be taken by Bancorp or Bancorp Subsidiary at or prior to the Closing in connection with this Agreement and the Merger Agreement and the transactions provided for thereby have been duly and validly taken.

           (v) All such approvals, consents, authorizations or modifications as may, to the best knowledge of such counsel, be required to permit the performance by Bancorp and Bancorp Subsidiary of their respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from governmental authorities or other persons).

           (vi) To the best knowledge of such counsel, such counsel does not know, except as set forth in the opinion, of any material litigation, proceeding or governmental investigation pending or in prospect or threatened against or relating to Bancorp or any of its subsidiaries, to its or their properties or businesses or to the transactions contemplated by this Agreement, which will result in any material liability to Bancorp and its subsidiaries taken as a whole.

           (vii) The shares of Bancorp Common Stock issued by Bancorp as contemplated by the Merger Agreement, and to be delivered to the shareholders of the Company, are duly and validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of shareholders.

      Such opinion shall also cover such other matters incident to the transactions herein contemplated as the Company and its counsel may reasonably request. In rendering its opinion, Bancorp Counsel may rely on certificates of officers of Bancorp and its subsidiaries, opinions of other counsel and such other evidence as such counsel for Bancorp may deem necessary or desirable.

      7.3 Tax Matters. The Company shall have received a favorable opinion of legal counsel acceptable in form and content to Bancorp and to the Company as to the matters described in Section 4.2.

      7.4 Required Approvals. The Company shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by the Company of its obligations under this Agreement and the Merger Agreement and the consummation of the transactions herein contemplated, without any conditions which in the reasonable opinion of Bancorp and the Company are materially adverse, and such approval shall not have been withdrawn or stayed, and all statutory waiting periods shall have expired.

      7.5 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

      7.6 Order, Decree, Etc. The Company shall not be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

      7.7 Listing. The shares of Bancorp Common Stock to be delivered to the shareholders of the Company pursuant to the Merger Agreement shall have been listed, subject to official notice of issuance, on the New York Stock Exchange.

      7.8 Fairness Opinion. An opinion shall have been received by the Company from The Chicago Corporation prior to distribution of the Proxy Statement to the stockholders of the Company as required by Sections 2.13 and 5.1 of this Agreement, to the effect that the consideration to be received by the Company's stockholders pursuant to this Agreement is fair to the stockholders of the Company from a financial point of view, and such opinion shall not have been withdrawn or materially modified prior to the vote of the stockholders.

                                 ARTICLE VIII

                                 TERMINATION

      8.1 Termination Provisions. This Agreement may be terminated and the Merger Agreement and the Merger abandoned at any time prior to the Effective Date of Merger (notwithstanding that approval by stockholders of the Company or Bancorp Subsidiary may have been obtained pursuant to this Agreement) as follows:

           (i) Mutual Consent. By mutual consent of Bancorp and the Company.

           (ii) Material Breach. By either Bancorp or Company in the event (A) any representation or warranty of the other party contained herein is or becomes materially inaccurate or any covenant or agreement of either party is materially breached, (B) the non-breaching party provides the breaching party with a written notice relating thereto within 15 business days of its discovery of such inaccuracy or breach, (C) the breaching party fails to cure such inaccuracy or breach within 60 calendar days of its receipt of such written notice, and (D) the non-breaching party provides the breaching party with a written notice of termination within 10 calendar days after the earlier of the expiration of such 60-day period or the date it receives a written notice from the breaching party stating that it is unable or unwilling to cure such inaccuracy or breach.

           (iii) Expiration Date. By either Bancorp or the Company if the Merger has not been consummated on or before December 31, 1995.

           (iv) Court Orders. By either Bancorp or the Company if a final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

           (v) Governmental Approvals. By either Bancorp or the Company if the Federal Reserve Board or its delegate, the OTS, the FDIC or the cognizant authority of the State of Illinois shall have refused to approve the Merger or shall have conditioned an approval of the Merger in a manner not reasonably satisfactory to Bancorp, provided that Bancorp shall have the right to initiate and pursue expeditiously an appeal from any such refusal or imposition of an unsatisfactory condition and, in the event of such appeal, such refusal or imposition of condition shall be deemed not to have been made until the termination by Bancorp of such appeal or the time that such refusal or imposition of a condition has become final and non-appealable.

      8.2 Approval by Board of Directors. Any such termination shall be approved by the Board of Directors or its delegate of the party seeking termination.

                                  ARTICLE IX

                             AMENDMENT AND WAIVER

      9.1 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or their delegates, at any time before or after adoption of the Merger Agreement by the stockholders of the Company; provided, however, that after such adoption by the stockholders of the Company, no such amendment shall alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of the Company. This Agreement and the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2 Waiver. Subject to applicable provisions of the Delaware Act, any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party or its delegate. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other agreement, covenant, representation or warranty.

                                  ARTICLE X

                                MISCELLANEOUS

      10.1 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger. In the event that this Agreement shall terminate prior to the Effective Date of Merger by virtue of the ground set forth in clause (ii) of Section 8.1, the party causing such breach agrees to reimburse the other party for all reasonable expenses incurred by such party in connection with the transactions contemplated by this Agreement.

      10.2 Termination of Representations and Warranties. All representations, warranties and agreements of Bancorp and the Company, other than those set forth in Sections 2.9, 2.13 (with respect to information supplied by Bancorp for inclusion, or incorporated by reference, in the Registration Statement or the Proxy Statement), 5.2 and 5.5 shall expire with, and be terminated and extinguished by, the consummation of the transactions contemplated hereby on the Effective Date of Merger.

      10.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, as follows:

      If to Bancorp or Bancorp Subsidiary:

               Philip S. Jones, Executive Vice President
               NBD Bancorp, Inc.
               611 Woodward Avenue
               Detroit, Michigan  48226

      with a copy to:

               Daniel T. Lis, Senior Vice President
               NBD Bancorp, Inc.
               611 Woodward Avenue
               Detroit, Michigan  48226

      If to the Company:

               Wayne V. Ecklund, President and Chief Executive Officer Deerbank Corporation
               745 Deerfield Road
               Deerfield, Illinois  60015

      with a copy to:

               John Bruno, Esquire
               Muldoon, Murphy & Faucette
               5101 Wisconsin Avenue N.W.
               Washington, D.C.  20016

      10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

      10.5 Entire Agreement. This Agreement and the Merger Agreement and the documents, schedules and letters described herein or therein or attached or delivered pursuant hereto or thereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings related to the subject matter hereof.

      10.6 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Agreement, shall be evidenced in writing, properly executed by the Chairman, the Chief Executive Officer, the President or one of the Vice Presidents of the party so electing hereunder, and such documents shall be attested to by the Secretary or an Assistant Secretary of the party so electing hereunder.

      10.7 Liability of Bancorp and the Company. In the event the Merger is not consummated because one or more of the conditions to the obligations of any party under this Agreement have not been fulfilled, despite the best efforts of the other parties, or in the event this Agreement is terminated and the Merger Agreement is abandoned pursuant to Article VIII, none of Bancorp, Bancorp Subsidiary or the Company shall incur any liability whatsoever under or pursuant to this Agreement or the Merger Agreement except pursuant to the provisions of Section 10.1 relating to expenses.

      10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.9 Headings, Etc. The cover page, Article headings and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.10 Assignment. The parties hereby agree that the rights and duties of Bancorp Subsidiary hereunder may be assigned and delegated to a newly formed wholly-owned subsidiary of Bancorp or to Bancorp itself at any time if Bancorp determines in its sole discretion that such assignment and delegation is desirable to effect the transactions contemplated in this Agreement.

      IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.

ATTEST:                                            NBD BANCORP, INC.


By:     /s/ Joseph E. Ernsteen              By:    /s/ James R. Lancaster
        ----------------------                     ----------------------
                                                   James R. Lancaster
                                                   Executive Vice President


ATTEST:                                            NBD ILLINOIS, INC.


By:     /s/ Joseph E. Ernsteen              By:    /s/ James R. Lancaster
        ----------------------                     ----------------------
                                                   James R. Lancaster
                                                   President


ATTEST:                                            DEERBANK CORPORATION


By:     /s/ John A.S. Lindemann             By:    /s/ Wayne V. Ecklund
        -----------------------                    --------------------
                                                   Wayne V. Ecklund
                                                   President and Chief
                                                   Executive Officer